Exhibit l.2
[Bell, Boyd & Lloyd LLP Letterhead]
July 8, 2008
Calamos Global Total Return Fund
2020 Calamos Court
Naperville, Illinois 60563
Ladies and Gentlemen:
Calamos Global Total Return Fund
     We have acted as counsel for Calamos Global Total Return Fund (the “Fund”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of certain of its common shares of beneficial interest (the “Shares”) in registration statement no. 333-146944 on form N-2 as amended by post-effective amendment no. 1 (as amended, the “Registration Statement”).
     In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s agreement and declaration of trust and by-laws, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.
     We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.
     Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued and, subject to the qualification in the next sentence, fully paid and nonassessable by the Fund. We express no opinion with respect to the liability of any holder of Shares who is, was or may become a named trustee of the Fund.
     In rendering the foregoing opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell LLP expressed in their letter dated July 8, 2008.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.
Very truly yours,
/s/ Bell, Boyd & Lloyd LLP
Bell, Boyd & Lloyd LLP